Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Andy Blanchard
Investor Relations
Tel 978.370.2425 investorrelations@teradyne.com

Roy Vallee to Retire from Teradyne’s Board of Directors in 2021

NORTH READING, Mass. – November 10, 2020 – Teradyne, Inc. (NASDAQ:TER) announced today that Roy Vallee, Teradyne Chairman of the Board of Directors and a member of the Compensation, and Nominating and Governance Committees, will retire from the Board effective at the 2021 annual meeting of shareholders that is expected to be held in May 2021. Mr. Vallee will serve out the remainder of his term as Chair and the Board will elect a new Chair following the 2021 annual meeting of shareholders.

“Roy is a tremendous Board member whose leadership and wise counsel for over 20 years, the last six as Board Chair, have enabled Teradyne to thrive and grow,” said Mark Jagiela, Teradyne President and CEO. “His business acumen, integrity, and high standards have been valuable assets to the Board and our executive team. We thank Roy for his years of service and wish him well in his future pursuits.”

About Teradyne

Teradyne (NASDAQ:TER) brings high-quality innovations such as smart devices, life-saving medical equipment and data storage systems to market, faster. Its advanced test solutions for semiconductors, electronic systems, wireless devices and more ensure that products perform as they were designed. Its Industrial Automation offerings include collaborative and mobile robots that help manufacturers of all sizes improve productivity and lower costs. In 2019, Teradyne had revenue of $2.3 billion and today employs 5,500 people worldwide. For more information, visit teradyne.com. Teradyne® is a registered trademark of Teradyne, Inc. in the U.S. and other countries.